==============================================================

     ==============================================================


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                               ------------------



                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



                        Date of Report: August 19, 1996


                                   UST Corp.
             (Exact name of registrant as specified in its charter)


      Massachusetts                  0-9623            04-2436093
(State or other jurisdiction   (Commission File No.)   (IRS Employer
  of incorporation)                                      Identification No.)



      40 Court Street
      Boston, Massachusetts                            02108
      (Address of principal executive offices)        (Zip Code)



                                 (617) 726-7000
              (Registrant's telephone number, including area code)



==============================================================

ITEM 5.  OTHER EVENTS.

     (a) On August 15, 1996, UST Corp. (the "Company") executed a definitive Agreement and Plan of Merger under the terms of which the Company will sell its Connecticut banking subsidiary, UST Bank/Connecticut to HUBCO, Inc., a New Jersey based bank holding company. UST Bank/Connecticut operates four offices in Fairfield County with total assets of approximately $110 million.

     At the completion of this transaction, UST Bank/Connecticut will be merged with and into HUBCO's subsidiary, Lafayette American Bank and Trust Company of Bridgeport, Connecticut. The Agreement and Plan of Merger provides, among other matters, that HUBCO will purchase UST Bank/Connecticut for cash in an amount equal to UST Bank/Connecticut's Adjusted Tier 1 Capital, as defined in the Agreement, plus a deposit premium of 7%.

     The transaction remains subject to receipt of regulatory approvals from the Federal Deposit Insurance Corporation and the Connecticut Commissioner of Banks. It is currently expected that the transaction will be consummated in the first quarter of 1997.


ITEM   7.   FINANCIAL   STATEMENTS,    PRO   FORMA   FINANCIAL
INFORMATION AND EXHIBITS


      (c) Exhibits

          1. Definitive Agreement and Plan of Merger, dated as of August 15, 1996, between the Company and HUBCO, Inc.

          2. UST Corp.'s Press Release dated August 16, 1996 related to the sale of UST Bank/Connecticut to HUBCO, Inc. through the merger of UST Bank/Connecticut with and into Lafayette American Bank and Trust Company, a subsidiary of HUBCO, Inc.

                                   SIGNATURES

     Pursuant to the requirement of the Securities and Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                               UST Corp.



                               /s/ James K. Hunt
                               James K. Hunt
                               Executive Vice President, Treasurer and
                               Chief Financial Officer



                               /s/ Eric R. Fischer
                               Eric R. Fischer
                               Executive Vice President,
                               General Counsel and Clerk




Dated:  August 16, 1996